Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Names Mark R. Baker President, Chief Operating Officer
Current Board Member, Former Gander Mountain CEO and Home Depot COO to begin October 1
MARYSVILLE, Ohio (September 9, 2008) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced that Mark R. Baker has been named President and Chief Operating Officer, effective October 1, 2008.
Mr. Baker, who will oversee all business units and operating functions at ScottsMiracle-Gro, has been a member of the Company’s Board of Directors since 2004. Most recently, he was president and chief executive officer of Gander Mountain (Nasdaq: GMTN), a leading outdoor retailer. Prior to Gander Mountain, he was an executive with The Home Depot (NYSE: HD) from 1996 to 2001. During his tenure there, he served in various roles, including regional president, chief merchandising officer and chief operating officer.
“I have known Mark for more than a decade and have long considered him to be a talented and innovative executive,” said Jim Hagedorn, chairman and chief executive officer. “He has a strong understanding of ScottsMiracle-Gro, including the opportunities and hurdles that face our Company and the lawn and garden category. His background provides him with a unique understanding of our retail channels, our consumers and the infrastructure challenges associated with being a major supplier to the nation’s largest retailers.
“As a member of our Board of Directors, Mark has demonstrated a personal leadership and management style that is well-suited to our culture and the future needs of our business. His experience as both a CEO and COO with consumer-facing companies will be beneficial in executing a strategy that drives continued growth and improvement for ScottsMiracle-Gro. Mark’s been a great member of our Board, and now I look forward to forging an even stronger relationship with him in running the business on a day-to-day basis. Our shareholders and associates are fortunate to have a person of his caliber in such a critical leadership role.”
Mr. Baker will remain on the Company’s 12-member Board of Directors, but will step down from his roles on the Governance & Nominating Committee as well as the Compensation & Organization Committee. Reporting to Mr. Baker will be Barry Sanders, executive vice president North America; Claude Lopez, executive vice president International and Chief Marketing Officer; and Mike Lukemire, executive vice president of Global Technologies and Operations. Mr. Baker will report directly to Mr. Hagedorn, as will the chief financial officer and the leaders of Global Human Resources, Legal and Corporate Compliance.

“I’ve long considered ScottsMiracle-Gro among the best consumer products companies in the world,” Mr. Baker said. “From marketing to sales to supply chain, it has demonstrated a record of leadership and innovation that provides a solid foundation for continued success. I have a great respect for the depth and skills of the ScottsMiracle-Gro team, and I look forward to helping to drive our continued improvement and profitable growth.”
About ScottsMiracle-Gro
With more than $2.9 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods, and Morning Song, a leading brand in the wild bird food market. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.
Statement under the Private Securities Litigation Act of 1995:
Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company’s management, and the company’s assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward-looking information in this release, due to a variety of factors. Detailed information concerning a number of important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the company’s publicly filed quarterly, annual and other reports.
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Contacts:

Investors:	Media:
Jim King	Keri Butler
Senior Vice President	Director
Investor Relations & Corporate Affairs	Public Affairs
937-578-5622	937-644-7410

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